                                                                    EXHIBIT 99.1

                                 [F.Y.I. LOGO]

                     F.Y.I. REPORTS SECOND QUARTER RESULTS


           Company Completes Divestitures as part of Strategic Plan

         Earnings Per Share from Ongoing Operations Rise 20% to $.55,
                           Excluding One-time Items

             Company Provides Full Year Guidance for 2001 and 2002


DALLAS, August 9, 2001 -- F.Y.I. Incorporated (Nasdaq: FYII), one of the nation's leading providers of business process outsourcing solutions, today announced the completion of its strategic divestitures and its earnings results for the second fiscal quarter ended June 30, 2001.

Second quarter revenue increased 22 percent to $106.9 million from $87.3 million for the same period last year. Second quarter net income and diluted earnings per share rose 35 percent to $9.7 million from $7.2 million and 20 percent to $.55 from $.46, respectively, compared to the same period results from last year. These results consist of the Company's results from ongoing operations and exclude the one-time charges recorded in the second quarter and the results of operations for all divested units.

During the second quarter, the Company recorded $71.8 million in one-time pre-tax charges resulting primarily from the completion of the strategic divestitures. Including these one-time charges and results of operations for the divested units, the Company's revenue and loss per share were $119.8 million and ($2.60), respectively, for the second quarter.

The following financial highlights include results for ongoing operations and exclude the one-time charges and results of operations for all divested units.

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                        Summary of Financial Highlights
  Excluding One-time Charges and Results of Operations for all Divested Units
               (In millions, except for earnings per share data)

            Second Quarter                                                             First Half
--------------------------------------                                   -----------------------------------------
2Q 2001        2Q 2000       Change                                        1H 2001       1H 2000        Change
-----------  -----------  ------------                                   ------------  ------------  -------------

     $106.9        $87.3           22%              Revenue                    $207.0        $168.1            23%

     $ 18.2        $14.2           28%         Operating Income                $ 35.4        $ 26.9            32%

     $  9.7        $ 7.2           35%            Net Income                   $ 18.9        $ 13.8            37%

     $  .55        $ .46           20%            Diluted EPS                  $ 1.10        $  .88            25%

     $  .65        $ .55           18%     Diluted EPS Ex. Goodwill            $ 1.29        $ 1.05            23%

Strategic Plan Accomplishments
------------------------------

During the second and third quarters of 2001, the Company entered into arrangements to divest certain non-strategic operating units as part of the overall strategic plan. As a result of completing these divestitures, the Company has exited the following four business areas:

        .  Automated litigation support / legal copy services
        .  Investor services
        .  Print-on-demand / letter shop services
        .  Commercial systems integration consulting services

"Over the past year, we have been reporting on the implementation of our strategic plan. This plan has included five major components: development of new BPO services, focus on core competencies, focus on key industries, strategic divestitures and aligning our acquisition program to support the Company's direction," said Ed H. Bowman, President and CEO of F.Y.I. Incorporated.
"Today, we are pleased to announce the achievement of a major milestone of this plan, which includes the completion of the divestitures of specific service lines that are non-strategic to our future growth and development. Excluding one-time charges, operating margins have increased immediately to 17 percent, exceeding our initial target of 15 percent nearly two years ahead of our original schedule. Internal growth and gross margins have increased; and, cash flow has remained strong. Additionally, our borrowings have been reduced."

Several of these transactions were completed during the latter part of June, with the remaining transactions completed during the current quarter. During the second quarter, the Company has recorded one-time pre-tax charges of $71.8 million primarily related to these divestitures. These charges consist principally of the excess of the carrying value of the exited businesses over the proceeds resulting from the divestitures. Approximately 86 percent of these charges relate to previously recorded goodwill and other non-cash items. All of the operating units divested together accounted for approximately 23 percent of 2000 revenues and 4 percent of 2000 operating profits and total assets of approximately $78 million, including $47 million of recorded

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goodwill. The Company received a total of $26 million in proceeds from the divestitures, which are being used to reduce borrowings under the Company's existing credit facility.

During the third quarter, a one-time pre-tax gain of approximately $9 million will be reported to reflect the completion of the transactions in July and August.

Results from Ongoing Operations
--------------------------------

"F.Y.I. continued to deliver strong financial results from ongoing operations during the second quarter with record revenue and profit results," said Ed H. Bowman, Jr., President and CEO of F.Y.I. Incorporated. "Cash flow from ongoing operations also remained very strong during the second quarter, increasing 116 percent to $10.6 million from $4.9 million for the same period in 2000."

Mr. Bowman added, "We experienced continued sales momentum during the quarter. The total expected value of significant contracts closed in the second quarter totaled $36 million. This brings the expected total value of significant new business closed during 2001 to $92.4 million, a 44 percent increase over the same period last year.

"We experienced continued revenue growth during the second quarter. We continue to have a strong sales pipeline and win new business in our markets. For example, earlier this month we won one of our largest contracts ever, a major new agreement with an expected value of $15 million over five years, to provide electronic records conversion and management services for the Depository Trust & Clearance Corporation through our government services unit. We also continue to enjoy very high customer retention and significant recurring revenues."

Current Outlook
---------------

The Company is updating 2001 guidance to reflect year-over-year growth in earnings per share of 14 to 16 percent for ongoing operations. This equates to a range of $2.15 to $2.20, from $1.89 from ongoing operations in 2000. Other key metrics include the following:

        .  Revenues of $415 million to $420 million
        .  Operating margins   of 16.2 percent to 16.8 percent
        .  EPS, excluding goodwill amortization, of $2.53 to $2.58

Moreover, the Company expects approximately 15 percent to 20 percent revenue growth and 15 percent to 17 percent EPS growth for 2002, with approximately one-half of this growth being derived through strategic acquisitions. This would equate to diluted earnings per share of between $2.93 to $3.03, taking into account the new accounting rules for goodwill, effective for the Company beginning January 1, 2002.

Mr. Bowman concluded, "We are excited about the repositioned F.Y.I. Each of our ongoing operations supports our strategy as we address critical business needs of our customers in growing markets. We are a stronger Company today than at any time in our history."

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ABOUT F.Y.I. INCORPORATED

F.Y.I. Incorporated is a leading, national, single-source provider of business process outsourcing solutions. Headquartered in Dallas, the company serves clients in information-intensive industries such as healthcare, legal, financial services, and government. F.Y.I. was added to the S&P SmallCap 600 Index in January 2000 and is also a component of the Russell 2000 Index.

F.Y.I. Incorporated employs more than 8,000 people and operates in over 40 states, Washington D.C., Puerto Rico and Mexico. In June 2001, F.Y.I. was named by BusinessWeek magazine as one of the BusinessWeek Top 100 Hot Growth Companies for 2001. In 1999, and for the second straight year, F.Y.I. was recognized by Forbes Magazine as one of the 200 Best Small Companies, based on return on equity, sales growth, and EPS growth. This follows FORTUNE magazine naming F.Y.I. as one of America's 100 Fastest Growing Public Companies.

For more information about F.Y.I.'s service offerings, including case-study examples, visit the F.Y.I. Incorporated website at http://www.fyii.com.
                                                    -------------------

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, the financial estimates and projections included in this press release and the Company disclaims any intention or obligation to update or revise such estimates or forecasts, except as required by law. The aforementioned risks and uncertainties include, but are not limited to, the risks of integrating our operating companies, of managing our rapid growth, of the timing and magnitude of technological advances, of the occurrences of future events that could diminish our existing customers' needs for our services, of a change in the degree to which companies continue to outsource business processes, as well as the risks detailed in F.Y.I. Incorporated's filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading "Risk Factors" in the company's most recent annual report on Form 10-K. F.Y.I. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:  Barry Edwards, EVP & Chief Financial Officer: 214.953.7690
           Lon Baugh, Director, Investor Relations: 214.953.7683

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                              F.Y.I. Incorporated
                           Summary of Financial Data
                   In Thousands (Except Earnings Per Share)

                                                                                      Three Months Ended
                                                                ------------------------------------------------------------------
                                                                                            June 30,
                                                                ------------------------------------------------------------------
                                                                                       2001                              2000
                                                                ---------------------------------------------------   ------------
                                                                    Actual          Adjustments            Pro-Forma  Pro-Forma (4)
                                                                -------------    ----------------        -----------  -------------
Total Revenues                                                       $119,813            $(12,936)  (1)      $106,877   $87,262
     Cost of Services                                                  70,817             (11,067)  (1)        59,750    50,232
     One-time Charges                                                     417                (417)  (2)             -         -
     Depreciation                                                       4,236                (662)  (1)         3,574     2,601
                                                                -------------    ----------------         ----------- ---------
Gross Profit                                                           44,343                (790)             43,553    34,429
     SG&A                                                              27,101              (3,995)  (1)        23,106    18,675
     One-time Charges                                                  67,908             (67,908)  (2)             -         -
     Amortization                                                       2,560                (305)  (1)         2,255     1,569
                                                                -------------    ----------------         ----------- ---------
Operating Income / (Loss)                                             (53,226)             71,418              18,192    14,185
     Other (income) expense                                             3,093                (482)(1),(3)       2,611     2,208
                                                                -------------    ----------------         ----------- ---------
Income before income taxes                                            (56,319)             71,900              15,581    11,977
     Provision/(benefit) for income taxes                             (13,188)             19,109   (1)         5,921     4,791
                                                                -------------    ----------------         ----------- ---------
Net Income / (Loss)                                                  $(43,131)           $ 52,791            $  9,660   $ 7,186
                                                                =============    ================         =========== =========

Weighted Avg. Shares
     Basic                                                             16,575              16,575              16,575    15,050
     Diluted                                                           16,575              17,471              17,471    15,715

Earnings / (Loss) Per Share
     Basic                                                           $  (2.60)              $3.18            $   0.58   $  0.48
     Diluted                                                         $  (2.60)              $3.02            $   0.55   $  0.46
                                                                =============    ================         =========== =========

(1) Removes operating results of divested units and charges for doubtful accounts principally related to divested units.
(2) Removes one-time charges principally related to losses and expenses on divested units. Approximately 86 percent of these charges relate to previously recorded goodwill and other non-cash items.
(3) Removes one-time charge for previously unamortized deferred debt costs associated with credit facility terminated by the Company in April 2001.
(4) Excludes operating results of businesses divested during the second quarter of 2001.

                                       5
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                              F.Y.I. Incorporated
                           Summary of Financial Data
                   In Thousands (Except Earnings Per Share)


                                                          Six Months Ended
                                           ---------------------------------------------------------------------
                                                                       June 30,
                                           ---------------------------------------------------------------------
                                                       2001                                            2000
                                           -----------------------------------------------------  ---------------
                                               Actual       Adjustments            Pro-Forma        Pro-Forma (4)
                                           --------------   -----------         ----------------   --------------
Total Revenues                                   $241,217      $(34,206)  (1)         $207,011         $168,128
     Cost of Services                             142,495       (26,047)  (1)          116,448           98,015
     One-time Charges                                 417          (417)  (2)                -                -
     Depreciation                                   8,148        (1,513)  (1)            6,635            4,919
                                           --------------   -----------         --------------   --------------
Gross Profit                                       90,157        (6,229)                83,928           65,194
     SG&A                                          54,193        (9,907)  (1)           44,286           35,235
     One-time Charges                              67,908       (67,908)  (2)                -                -
     Amortization                                   5,052          (762)  (1)            4,290            3,026
                                           --------------   -----------         --------------   --------------
Operating Income / (Loss)                         (36,996)       72,348                 35,352           26,933
     Other (income) expense                         5,300          (428)(1),(3)          4,872            3,938
                                           --------------   -----------         --------------   --------------
Income before income taxes                        (42,296)       72,776                 30,480           22,995
     Provision/(benefit) for income taxes          (7,859)       19,441   (1)           11,582            9,198
                                           --------------   -----------         --------------   --------------
Net Income / (Loss)                              $(34,437)     $ 53,335               $ 18,898         $ 13,797
                                           ==============   ===========         ==============   ==============

Weighted Avg. Shares
     Basic                                         16,379        16,379                 16,379           14,807
     Diluted                                       16,379        17,159                 17,159           15,617

Earnings / (Loss) Per Share
     Basic                                       $  (2.10)        $3.26               $   1.15         $   0.93
     Diluted                                     $  (2.10)        $3.11               $   1.10         $   0.88
                                           ==============   ============        ===============   ==============


      (1) Removes operating results of divested units and charges for doubtful accounts principally related to divested units.
      (2) Removes one-time charges principally related to losses and expenses on divested units. Approximately 86 percent of these charges relate to previously recorded goodwill and other non-cash items.
      (3) Removes one-time charge for previously unamortized deferred debt costs associated with credit facility terminated by the Company in April 2001.
      (4) Excludes operating results of businesses divested during the second quarter of 2001.

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